EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

AGEAGLE AERIAL SYSTEMS INC.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Common Stock, par value $0.001 per share	other	14,285,715	$0.415	$5,928,572	$0.0001102	$654
	Carry Forward Securities
	Total Offering Amounts					$5,928,572	$0.0001102	$654
	Total Fees Previously Paid					-			-
	Total Fee Offsets								-
	Net Fee Due							$654

(1)

The registrant is registering for resale, by the Selling Stockholder named herein, an aggregate of 14,285,715 shares of common stock, consisting of (i) 7,143,000 shares of common stock underlying the 3,000 shares of Series F Convertible Preferred Stock issued and sold to the Selling Stockholder on March 10, 2023 in a private placement, with each Series F Preferred Stock convertible into 2,381 shares of common stock per Series F Preferred Stock at a conversion price of $0.42 per share; and (ii) 7,142,715 shares of common stock underlying the common stock purchase warrant exercisable at the exercise price of $0.42 per share warrant issued and sold to the Selling Stockholder on March 20, 2023 in a private placement.

(2)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of common stock offered hereby also include such shares of our common stock as shall be issued to the Selling Stockholder as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of our shares of common stock reported on the NYSE American LLC on April 11, 2023.